Exhibit 8.1

June 29, 2012

Royal Bank of Canada
200 Bay Street, Royal Bank Plaza
Toronto, Ontario, Canada M5J 2J5

RBC Covered Bond Guarantor Limited Partnership
155 Wellington Street, West, 14th Floor
Toronto, Ontario, Canada M5V 3K7

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Royal Bank of Canada, a Schedule I Bank under the Bank Act (Canada) (the “Bank”), and RBC Covered Bond Guarantor Limited Partnership, a Canadian limited partnership (the “Guarantor”, and together with the Bank, the “Registrants”), in connection with the filing of a shelf registration statement on Form S-3 by the Registrants (the “Registration Statement”).  The Registration Statement registers US$12,000,000,000 aggregate amount of covered bonds which may be issued by the Bank, and guaranteed by the Guarantor.

We hereby confirm that, although the discussion set forth under the heading “Tax Consequences – Untied States Taxation” in the prospectus filed with the Registration Statement does not purport to discuss all possible United States federal income tax consequences of the ownership and disposition of the covered bonds described in the prospectus, in our opinion, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the ownership and disposition of such covered bonds, based upon current law.  It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

June 29, 2012

We hereby consent to the use of our name under the headings “Tax Consequences – United States Taxation” and “Legality of Covered Bonds” in the prospectus filed with the Registration Statement.  We further consent to your filing a copy of this opinion as Exhibit 8.1 to the Registration Statement.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.  This opinion is expressed as of the date hereof and applies only to the disclosure under the heading “Tax Consequences – United States Taxation” set forth in the prospectus filed as of the date hereof.  We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster